News Release	BJ Services Company 5500 Northwest Central Dr. Houston, Texas 77092 713/462-4239

Contact: Jeff Smith

BJ SERVICES REPORTS FISCAL FIRST QUARTER

EARNINGS OF 48 CENTS PER SHARE

Houston, Texas. January 24, 2006. BJ Services Company (BJS-NYSE, CBOE, PCX) today reported that net income for the quarter ended December 31, 2005 was $159.7 million, or $0.48 per diluted share, up 66% compared to $95.0 million or $0.29 per diluted share for the fiscal first quarter of 2005 and up 17% compared to $134.3 million or $0.41 per diluted share for the previous quarter.

Consolidated revenue in the first quarter of fiscal 2006 was $956.2 million, up 30% compared to $737.8 million in prior year's December quarter and up 7% compared to $892.3 million reported in the previous quarter.

Consolidated operating income for the quarter was $229.6 million, a 76% increase compared to $130.1 million for the same quarter last year and a 26% increase compared to $182.5 million reported in the previous quarter.

During the quarter, debt was consistent with prior quarter and cash and cash equivalents increased $71.1 million to $427.6 million. The Company's capital expenditures were $81.9 million, dividend payments were $16.1 million and the Company purchased 537,600 shares of its common stock for $18.9 million and has remaining authorization to purchase up to $134 million in stock.

Commenting on the results, Chairman and CEO Bill Stewart said, "Activity increases and price improvement in the U.S. and Canada were the main contributors to yet another record revenue and earnings performance for the Company.

"We continue to believe the worldwide market activity will remain strong into the foreseeable future. As a result, we now expect consolidated revenue for fiscal 2006 to increase 20% to 25% over fiscal 2005 with earnings per share expected to be in the range of $2.00 - $2.10, an increase of 45% to 52% for the same period."

CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands except per share amounts)
	Three Months Ended
	December 31		September 30
	2005	2004	2005
Revenue	$956,161	$ 737,782	$892,280
Operating Expenses:
Cost of sales and services	653,069	550,086	622,693
Research and engineering	14,801	12,462	15,282
Marketing	23,837	21,675	24,913
General and administrative	34,895	22,483	34,219
(Gain)/Loss on long-lived assets (1)	8	938	12,678
Total operating expenses	726,610	607,644	709,785
Operating income	229,551	130,138	182,495
Interest expense (2)	(135)	(3,968)	(974)
Interest income	3,390	2,963	2,437
Other income/(expense), net (3)	952	9,601	8,403
Income before income taxes	233,758	138,734	192,361
Income taxes	74,101	43,701	58,099
Net income	$159,657	$ 95,033	$134,262

Earnings Per Share:
Basic	$0.49	$0.29	$0.42
Diluted	$0.48	$0.29	$0.41

Weighted Average Shares Outstanding:
Basic	323,903	324,866	322,529
Diluted	329,596	330,426	328,294

Supplemental Data:
Depreciation and amortization	$38,185	$ 32,365	$37,330
Capital expenditures	81,860	54,939	98,161
Debt	82,271	505,035	82,374

(1) Includes $11.7 million in asset impairments (reflected in the Corporate segment) recorded in the quarter ended September 30, 2005.

(2) Interest expense for the three months ended December 31, 2004 includes interest on outstanding Convertible Senior Notes due 2022. The Company redeemed all of its outstanding balance of the notes for $422.4 million in April 2005.

(3) Includes $2.8 million payment received from the Asia-Pacific Region in the quarter ended December 31, 2005 related to the ongoing investigation, $9.0 million recovery of misappropriated funds from the Asia-Pacific region in the quarter ended December 31, 2004 and $9.6 million reversal of excess liabilities in the Asia-Pacific region in the quarter ended September 30, 2005

Segment Highlights

Following are the results of operations by segment for the three months ended December 31, 2005, December 31, 2004 and September 30, 2005:

	Three Months Ended
	December 31		September 30
	2005	2004	2005

U.S./Mexico Pressure Pumping Revenue	497,294	375,453	471,006
Operating Income	175,479	107,724	156,655
Operating Income Margins	35%	29%	33%
International Pressure Pumping Revenue	315,994	246,145	277,799
Operating Income	57,390	31,070	42,443
Operating Income Margins	18%	13%	15%
Other Oilfield Services Revenue	142,873	116,021	143,475
Operating Income	25,153	6,429	25,222
Operating Income Margins	18%	6%	18%
Corporate Revenue	0	163	0
Operating Loss (1)	(28,471)	(15,085)	(41,825)

  Includes asset impairment ($11.7 million) in the quarter ended September 30, 2005 and stock based compensation expense ($7.5 million) from the adoption of FAS 123(R) in the quarter ended December 31, 2005.

December Quarter Review

U.S./Mexico Pressure Pumping Services first quarter 2006 revenue of $497.3 million increased 6% sequentially and 32% year over year. The U.S. rig count averaged 1,479, up 4% from the previous quarter and up 18% from the prior year's quarter. The U.S. operations continued to realize price improvement during the quarter and operating income margins for U.S./Mexico improved to 35% from 33% reported in the previous quarter and 29% reported in the same quarter last year.

International Pressure Pumping Services first quarter 2006 revenue of $316.0 increased 14% sequentially and increased 28% from last year's December quarter:

Region	Sequential	Year Over Year
Europe/Africa	20%	21%
Middle East	3%	43%
Asia Pacific	-5%	7%
Russia	-5%	28%
Latin America	4%	25%
Canada	32%	34%

The sequential revenue improvement is primarily attributable to increased drilling activity in Canada. Drilling activity in Canada increased 15% from the previous quarter. Excluding Canada, international revenue increased 4% from the previous quarter on a 3% increase in drilling activity. Europe/Africa led the increase in international revenue excluding Canada with significant contributions primarily from the Company's North Sea operations.

Year over year revenue, excluding Canada, increased 25%. The Middle East increase of 43% was due to strong activity gains in Saudi Arabia and blowout work in Bangladesh. Our Latin America region is benefiting from favorable activity in the primary markets within the region. North Sea operations also showed improvement in the Europe/Africa region.

Operating income margins for international pressure pumping were 18% compared to 15% reported in the previous quarter and 13% reported in last year's December quarter.

Other Oilfield Services first quarter 2006 revenue of $142.9 million was flat sequentially and increased 23% year over year.

Division	Sequential	Year Over Year
Tubular Services	0%	19%
Process & Pipeline Services	-18%	9%
Chemical Services	6%	37%
Completion Tools	-1%	47%
Completion Fluids	32%	29%

Completion Fluids and Chemical Services improvements sequentially and year over year were primarily from increased activity in the U.S., while Completion Tools year over year increase was caused by improved sales mix in the Gulf of Mexico compared to last year's quarter and screen sales in Brazil. Process and Pipeline Services revenue was down sequentially due to normal seasonal declines.

Other oilfield services operating income margins for the quarter were 18%, consistent with the previous quarter and up from 6% reported in last year's quarter.

Consolidated Geographic Highlights

The following table reflects the percentage change in the Company's consolidated revenue by geographic area for the December 2005 quarter compared to the September 2005 quarter (sequential) and the December 2004 quarter (year over year). The information presented is based on the Company's combined service and product line offering by geographic region.

Geographic	Sequential	Year Over Year

U.S.	7%	38%
Canada	27%	30%
	11%	36%
Latin America (includes Mexico)	4%	10%
Europe/Africa	-4%	10%
Russia	-5%	28%
Middle East	-3%	40%
Asia Pacific	-2%	6%
	-1%	16%

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Any unexpected disclosures of non-GAAP financial measures discussed on the call will be posted on our website as soon as possible after the disclosure.

Conference Call

The Company is scheduled to report first quarter fiscal 2006 earnings on January 24, 2006 and will hold a conference call following the earnings release. The call will take place at 9:00 a.m. Central Time, following the release of earnings scheduled for approximately 6:00 a.m. Central Time.

To participate in the conference call, please call 913/981-4902, 10 minutes prior to the conference call start time and give the conference code number 4705021. If you are unable to participate, the conference call will be available for playback three hours after conclusion of the conference call. The playback number is 719/457-0820 and the replay entry code is 4705021. Playback will be available for five days.

The conference call will also be available via real-time webcast at www.bjservices.com. Playback of the webcast will be available following the conference call.

This news release contains forward-looking statements that anticipate future performance such as the Company's prospects, expected revenue, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in our public filings with the Securities and Exchange Commission.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

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(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)